UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 27, 2009 (July 24, 2009)

Anthracite Capital, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-13937	13-3978906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 East 52nd Street, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 810-3333

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities

On July 24, 2009, Anthracite Capital, Inc. (the “Company”) agreed to issue 1,317,000 shares of its common stock, par value $0.001, in exchange for $3,951,000 aggregate principal amount of the Company’s 11.75% Convertible Senior Notes due 2027 held by a holder pursuant to an exchange agreement with the holder.  The exchange is expected to settle on July 29, 2009.  The shares of the Company’s common stock were issued in reliance upon the exemption set forth in Section 3(a)(9) of the Securities Act of 1933 for securities exchanged by the issuer and an existing security holder where no commission or other remuneration is paid or given directly or indirectly by the issuer for soliciting such exchange.

Item 8.01.	Other Events

As a result of a continued rise in delinquencies in commercial real estate loans and commercial mortgage-backed securities during the second quarter of 2009, the Company’s cash flow has been negatively affected. While the Company has not finalized its results for the second quarter of 2009, the Company expects its interest income also declined which will negatively impact its second quarter financial results. The Company believes that this negative trend has continued into the beginning of the third quarter of 2009.

Pursuant to amendments to its secured credit facilities with Bank of America, Deutsche Bank and Morgan Stanley which closed in May 2009, the Company is required to make quarterly payments (the “Paydown Requirements”) to reduce the principal balances under the facilities, commencing on September 30, 2009. The negative trend noted above may have a material adverse effect on the Company’s ability to meet the Paydown Requirements and continue operations as a going concern.

The Company continues to seek ways to refinance or restructure its unsecured indebtedness, thereby reducing its interest expense and improving liquidity. These efforts include the debt-for-equity exchange described in Item 3.02 above and the consummated transactions described in the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on June 2, 2009, June 4, 2009, July 1, 2009 and July 23, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTHRACITE CAPITAL, INC.

By:	/s/ Richard M. Shea
Name:	Richard M. Shea
Title:	President and Chief Operating Officer

Dated: July 27, 2009